Exhibit 1(iv)

PRODUCT AVAILABILITY AGREEMENT

This Agreement is made as of the          day of             , 201  , by and among Eagle Life Insurance Company (the “Insurer”),  American Equity Capital, Inc. (the “Distributor”) and [                                                              ] (the “Adviser”), an investment adviser incorporated and doing business in [                      ].

PURPOSES

A.                                    Insurer is the issuer of annuity contracts (“Contracts”), some of which are subject to registration under the Securities Act of 1933.  Distributor is the principal underwriter and distributor of Contracts.  Insurer and Distributor may hereinafter be collectively referred to as the “Companies”).

B.                                    The Companies have entered into Selling Agreements with properly registered broker dealers (hereinafter “Selling Broker Dealer”) to market the Contracts issued by Insurer.

C.                                    The Contracts offer a tax-deferred retirement investment vehicle.

D.                                    The Adviser believes that some of its clients could benefit from investing a portion of their assets in a tax-deferred investment vehicle, such as an indexed annuity.  The Adviser anticipates that it may provide advice in connection with the investment of premiums in a registered indexed annuity.

E.                                     This Agreement sets forth the terms and conditions pursuant to which the Adviser may inform its clients of the Contracts and refer them to a Selling Broker Dealer.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises herein contained, the parties agree as follows:

1.                                      Use of the Contracts and Contract Materials

1.1                               Activities of the Adviser in Connection with the Contracts.  The Adviser may, during the course of his representation of a client, recommend that a client invest a portion of his assets in certain tax-deferred investment vehicles, such as annuities.  The Adviser may choose to provide his client with the name of a Selling Broker Dealer and explain that a prospectus, application and other information regarding a particular annuity contract may be obtained therefrom.  In so doing, the Adviser shall disclose, orally and in writing, that he is not an insurance agent, insurance consultant, or registered representative of a broker-dealer, as applicable, and is not authorized to sell the Contract to the client, and that any substantive questions regarding the features of that particular annuity contract must be directed to the customer service representatives at the Selling Broker Dealer.

1.2  Copies of the Prospectus.  Companies hereby agrees to provide the Adviser with a limited number of prospectuses related to the Contracts (the “Prospectus(es)”).  These Prospectuses shall be stamped “For Use by Registered Investment Advisers Only” and shall be used by the Adviser only for the purpose of becoming familiar with the features and requirements of the Contracts.  The Adviser agrees that its clients must receive their Prospectus from the Companies, not from the Adviser.

1.3  Descriptive Materials.  Companies will provide the Adviser with certain written materials that generically describe an indexed annuity contract, including the tax-deferral features, the typical crediting options available, and the charges and risks associated therewith.  In addition, the Adviser may supply his clients with any generic information related to annuity contracts that it may choose.  The Adviser hereby agrees that in no event will he directly or indirectly supply his clients with a copy of the Prospectus, an application for the Contracts or any other advertising materials specifically related to the Contracts.

1.4  Ministerial Tasks to Complete Application.  The Adviser may provide ministerial assistance to his client in completing the application, including forwarding the application to the service center described in the Prospectus (the “Service Center”).  However, Adviser will refer his clients to the Companies or Selling Broker Dealer, as the situation deems appropriate, for questions relating to the particular features of the Contract, such as the annuity options and death benefits, which should only be answered by a licensed insurance agent.

1.5  Allocation Services Offered to Clients.  The Adviser may, as part of his services as a registered investment adviser, suggest an initial allocation of the amounts to be invested in a Contract.  In addition, the Adviser may suggest that the client consider entering into an agreement with the Adviser authorizing periodic re-assessment of the account balances of the Contract.

1.6  Information Related to the Contracts.  The Adviser, in connection with the services provided under this Agreement, shall not give any information or make any representations or statements, written or oral, concerning the Contracts or the underlying indexes, other than or inconsistent with information or representations contained in the Prospectus, statement of additional information and registration statement for the Contracts or the Fund, or in reports or proxy statements therefor, or in promotional, sales or advertising material or other information supplied and approved in writing for the Adviser’s use.

1.7  Surrenders and Exchanges.  The Adviser shall not encourage a client to surrender or exchange an insurance policy or annuity contract in order to purchase a Contract or, conversely, to surrender or exchange a Contract in order to purchase another insurance policy or contract.

1.8  Forwarding Materials.  If a client requests the Adviser to forward an application, check or money order for the Contract on a client’s behalf, the Adviser shall ensure that all such applications, checks and money orders for the Contracts received are remitted promptly and in any event not later than two business days after receipt, to the Service Center.

1.9  Prohibited Activities.  The Adviser shall not in any event do the following:  deliver applications and Prospectuses to any person; solicit an application for a Contract; answer questions or provide advice related to the benefits, advantages and disadvantages of the Contracts; accept any compensation based on the sale of the Contract.

2.                                      The Adviser’s Compliance with Laws

2.1                               Registrations and Licensing.  The Adviser represents and warrants that it is registered with the Securities and Exchange Commission (the “SEC”) as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”), or with the applicable state securities regulatory authorities for a state registered adviser.  The Adviser shall, at all times that this Agreement is effective, be duly registered as an investment adviser under the Advisers Act or with the applicable states.

2.2                               Compliance with Law.  The Adviser shall comply with all requirements of the Advisers Act and any rules promulgated thereunder, including but not limited to the requirements related to:  recordkeeping; providing reports to the SEC; and maintaining custody of client funds and assets.  The Adviser shall also comply with any other applicable federal and state laws, including but not limited to state insurance and securities laws.

2.3                               Standard of Care.  The Adviser shall comply with its fiduciary duty in determining the suitability of the investments recommended for a client, which shall include, among other things, a duty to make a reasonable inquiry into the financial situation, investment experience, and investment and insurance objectives of the client.  The Adviser shall comply with any specific suitability standards imposed on it under federal or state securities laws, or any other applicable laws, including but not limited to the Advisers Act and any regulations promulgated thereunder.

3.                                      Expenses.  The parties hereto shall be responsible for their own expenses in connection with their activities, duties and obligations under this Agreement.

4.                                      Compensation.  The Adviser shall not receive any monetary compensation as a result of performing their duties and obligations under this Agreement.  The full consideration of this Agreement shall be the services offered by the parties to one another.

5.                                      Complaints and Investigations.  Adviser will promptly notify the Selling Broker Dealer and Companies of any customer complaint or notice of any threatened or pending regulatory investigation or proceeding or judicial proceeding received by the Adviser or any of its officers, directors, employees or agents in connection with this Agreement or any Contract. The Adviser shall cooperate fully in any investigation or proceeding, including but not limited to, any securities or insurance regulatory investigation or proceeding or judicial proceeding arising in connection with the Contracts.

In the case of a substantive customer complaint, Adviser shall cooperate fully with Selling Broker Dealer and Companies in investigating such complaint and any response by the Adviser to such complaint will be sent to Selling Broker Dealers and Companies for approval not less than five business days prior to its being sent to the customer or regulatory authority, except that if a more prompt response is required, the proposed response shall be communicated by telephone or facsimile.

6.                                      Indemnification

6.1  Indemnification by the Adviser.  The Adviser shall indemnify and hold harmless the Insurer and Distributor, jointly and severally, and each of their affiliates, officers or directors, and each person who controls or is associated with the Insurer and Distributor within the meaning of such terms under the Securities Act of 1993 or Securities Exchange Act of 1934,  of any of the foregoing, against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which they or any of them may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities arise out of or are based upon:

(1)                                 any violation by the Adviser of federal or state securities law or regulation, or insurance law or regulation;

(2)                                 any unauthorized use of promotional, sales or advertising material, any oral or written misrepresentations, or any unlawful practices concerning the Contracts, by the Adviser;

(3)                                 claims by employees of the Adviser for compensation or remuneration of any type;

(4)                                 any errors or omissions failure on the part of the Adviser to submit applications to the appropriate Service Center, or to perform the asset allocation services on a timely basis or otherwise as requested by the client; or

(5)                                 a breach by the Adviser of any provision of this Agreement.

This indemnification will be considered in addition to any liability which the Adviser may otherwise have.

6.2                               Indemnification by the Insurer and the Distributor.  The Insurer and the Distributor, jointly and severally, shall indemnify and hold harmless the Adviser, and any officer, director, employee or agent of the foregoing, against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which they or any of them may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities arise out of or are based upon any breach by the Insurer or Distributor of any provision of this Agreement.

This indemnification will be in addition to any liability which the Insurer may otherwise have.

6.3  General.  Promptly after receipt by a party entitled to indemnification (“indemnified person”) under this Section 6 of notice of the commencement of any action as to which a claim will be made against any person obligated to provide indemnification under this Section 6 (“indemnifying party”), such indemnified person shall notify the indemnifying party in writing of the commencement thereof as soon as practicable thereafter, but failure to so notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to the indemnified person otherwise than on account of this Section 6.  The indemnifying party will be entitled to participate in the defense of the indemnified person but such participation will not relieve such indemnifying party of the obligation to reimburse the indemnified person for reasonable legal and other expenses incurred by such indemnified person in defending himself or itself.  The indemnification provisions contained in this Section 6 shall remain operative in full force and effect, regardless of any termination of this Agreement.  A successor by law of the Agency, the Distributor or the Adviser, as the case may be, shall be entitled to the benefits of the indemnification provisions contained in this Section 6.

7.                                      Notice.  All notices hereunder are to be made in writing and shall be given:

If to Insurer, to:

Eagle Life Insurance Company

Attention:  General Counsel

6000 Westown Parkway

West Des Moines, Iowa 50266

If to Distributor, to:

American Equity Capital, Inc.

Attention:  Chief Compliance Officer

6000 Westown Parkway

West Des Moines, Iowa 50266

If to the Adviser, to:

or such other address as such party may hereafter specify in writing.  Each such notice to a party shall be either hand delivered or transmitted by registered or certified United States mail with return receipt requested, or by overnight mail by a nationally recognized courier, and shall be effective upon delivery.

8.                                      Term and Termination.  This Agreement may not be assigned except by written mutual consent of all parties, and shall continue for an indefinite term, subject to the termination by either party upon ten (10)-days’ advance written notice to the other party, except that the Agreement shall immediately terminate in the event the Adviser ceases to be a registered investment adviser with the SEC.

Upon its termination, all authorizations, rights and obligations shall cease, except the agreements in Sections 5, 6, 7 and 9.

9.                                      Interpretation, Jurisdiction, Modification, Conflict Resolution, Etc.

This Agreement constitutes the whole agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior oral or written understandings, agreements or negotiations between the parties with respect to the subject matter hereof.

This Agreement shall be construed and its provisions interpreted under and in accordance with the internal laws of the state of Iowa without giving effect to principles of conflict of laws.

The headings in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

This Agreement may not be modified in any way except by written agreement signed by all of the parties.  However, in the event that any provision of this Agreement would require a party to take action prohibited by applicable federal or state law or prohibit a party from taking action required by applicable federal or state law, then it is the intention of the parties hereto that such provision shall be enforced to the extent permitted under the law, and, in any event, that all other provisions of this Agreement shall remain valid and duly enforceable as if the provision at issue had never been a part hereof.

The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.  Failure of a party to insist upon strict compliance with any of the conditions of this Agreement shall not be construed as a waiver of any of the conditions, but the same shall remain in full force and effect.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

Any controversy or claim arising out of or relating to this Agreement, or the breach hereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

10.  Counterparts.  This Agreement may be executed in two or more counterparts, each of which taken together shall constitute one and the same instrument.

11.  Authority. Insurer, Distributor and Adviser each represent to the others that it and its officers signing below have full power and authority to enter into this Agreement, and this Agreement has been validly executed by it and constitutes a legal, valid and binding agreement.

(Signature Page to Follow)

IN WITNESS WHEREOF, this agreement will become effective as of the date of the last signing party.

Distributor

By:
Name:
Title:
Date:

Insurer

By:
Name:
Title:
Date:

Adviser

By:
Name:
Title:
Date: